EXHIBIT 21.1

Subsidiaries of the Registrant

Subsidiary Name	Country
CAT9 Holdings Limited (“CAT9 Cayman”)	Cayman Islands

CAT9 Investment China Limited (“CAT9 HK”) (1)	Hong Kong

Chongqing Field Industrial Company Ltd. (CQFI) (2)	People’s Republic of China
Chongqing CAT9 Industrial Co., Ltd

Chongqing Yubei Branch Company of Chongqing CAT9 Industrial Co., Ltd. (3)

Chengdu First Branch Company of Chongqing CAT9 Industrial Co., Ltd.

Chengdu Second Branch Company of Chongqing CAT9 Industrial Co., Ltd.

(1)   This company is a wholly-owned subsidiary of CAT9 Holdings Limited.

(2)   This company is a wholly-owned subsidiary of CAT9 HK.

(3)   This company is a wholly-owned subsidiary of Chongqing CAT9 Industrial Co., Ltd